Exhibit 99

	MeadWestvaco Corporation	World Headquarters
[LOGO OF MeadWestvaco]	One High Ridge Park
Stamford CT 06905

News Release

Media contact:	Investor Relations contacts:
Daniel J. McIntyre	Mark F. Pomerleau	Kathleen Weiss
tel 203 461 7634	tel 203 461 7616	tel 203 461 7543

FOR RELEASE 8:00 A.M. EDT MONDAY, JULY 28, 2003

MeadWestvaco Reports Second Quarter 2003 Results

STAMFORD, CONN., July 28, 2003 – MeadWestvaco Corporation (NYSE: MWV) today reported a second quarter net loss of $7 million, or 4 cents per share. Included in the net loss were pre-tax charges of $29 million, or 9 cents per share for asset write downs, facility closures and employee termination benefits and pre-tax gains on the sale of forestlands of $36 million, or 11 cents per share.

“Our second quarter results reflect a continued weak global economy, as well as our efforts to limit its impact,” said John A. Luke, Jr., chairman and chief executive officer. “We are encouraged by the strong results in our higher value consumer packaging and consumer and office products businesses, which reflect strategic initiatives we have undertaken. We also made substantial progress in exercising fiscal vigilance and realizing value from our non-strategic assets. On the other hand, demand and cost challenges in many of our mill-based businesses, coupled with continuing high energy and raw material costs, offset the effects of these positive achievements.

“We are continuing to generate substantial merger synergies and to maximize the value of our assets by divesting about one-third of our forestlands,” Mr. Luke stated. “With the $360 million in cost synergies we will realize by the end of the year, and the capital we are raising from forestland sales, we are strengthening our cash flow and positioning ourselves for greater operating leverage going forward.

“During the second quarter, the company also refocused our leadership team through the promotions of James A. Buzzard to president, and Cynthia A. Niekamp to chief financial officer,” Mr. Luke continued. “Our management team is preparing to move aggressively in the areas of productivity, cash flow, improving our use of working capital and continued capital spending discipline.”

“We will continue to prudently deploy cash generated from operations and asset sales,” said Cynthia A. Niekamp, chief financial officer. “Our primary focus remains on strengthening our financial position through disciplined capital spending and debt repayment. We also continued returning value to shareholders through our dividend. Capital expenditures in the first half of 2003 were $175 million and we intend to keep capital spending at a disciplined level of approximately $400 million for the full year. We may execute focused acquisitions that meet our strict strategic and return criteria, but they remain secondary considerations for our cash.

“We expect earnings and cash flow from operations to be stronger in the second half of 2003,” Ms. Niekamp continued. “We also expect improved seasonal demand in many businesses during the second half of the year.”

2003 Second-Quarter Results

MeadWestvaco’s operating results for the second quarter were a net loss of $7 million, or 4 cents per share, compared with the prior year’s second quarter net loss of $8 million, or 4 cents per share, and compared to a prior quarter net loss of $76 million, or 38 cents per share. The second quarter 2003 loss included pre-tax charges of $29 million, or 9 cents per share, for asset writedowns, facility closures and employee termination benefits. The loss also included pre-tax gains of $36 million, or 11 cents per share, on the sale of forestlands. The second quarter 2002 net loss included pre-tax charges of $33 million or 10 cents per share for restructuring and merger-related costs and pre-tax gains on the sale of non-strategic forestlands of $16 million, or 5 cents per share. Also included in last year’s second quarter was an after-tax loss on discontinued operations of $3 million, or 1 cent per share, related to the company’s U.S. containerboard business which was sold in the third quarter last year. Pension income was approximately $13 million lower before taxes in the second quarter of 2003, compared to the same period last year. Sales for the second quarter were $1.9 billion, compared to prior year second quarter sales from continuing operations of $1.9 billion and seasonally-weak first quarter sales of $1.7 billion.

The company’s results improved over the first quarter on the seasonal strength in the consumer and office products and packaging businesses and from a higher level of forestland sales. These improvements were offset in part by higher costs for planned maintenance in the paper segment. The company’s results also benefited from favorable foreign currency exchange rates in certain of its international-based businesses.

Compared to the prior year, results reflected synergy savings and stronger results in consumer packaging and packaging systems, as well as higher forestland sales. These benefits were largely offset by higher manufacturing costs, including costs for energy and wood. Energy costs were $17 million higher than in the comparable year-ago quarter, but $8 million below the previous quarter. Wood costs were $9 million higher than the comparable year-ago quarter, but $7 million below the previous quarter.

During the second quarter, the company adjusted its tax provision to better reflect its estimate of a lower effective tax rate for the year due to changes in the components of earnings of the company and the tax rates in the jurisdictions to which they relate. This had the effect of increasing the tax expense for the second quarter, reducing earnings by 4 cents per share. Interest costs were $73 million during the second quarter compared to $81 million in the same period last year as a result of the retirement of the company’s higher coupon debt.

MeadWestvaco paid a regular quarterly dividend of 23 cents per common share during the second quarter of 2003, which represents an annualized rate of 92 cents per common share.

Packaging

In the Packaging segment, operating profit for the second quarter was $91 million compared to the prior year operating profit of $93 million and the prior quarter operating profit of $49 million. All the businesses in the segment improved seasonally over the first quarter of the year. Compared to the same quarter in the prior year, higher sales and earnings from consumer packaging and packaging systems businesses contributed to profits in this segment. Consumer packaging results improved across all its business areas driven by sales of specialty packaging for DVD and music, sales and operating improvements in pharmaceutical packaging and a variety of other consumer packages in the U.S. and

Europe. Packaging systems results improved on higher sales volume in North America and favorable foreign currency rates. Packaging sales were $1 billion in the second quarter of 2003 compared to $965 million in the prior year second quarter and $932 million in the prior quarter.

Overall paperboard shipments were in-line with shipments for the same quarter last year, and pricing was generally improved. Some of the company’s domestic mill-based businesses experienced higher operating costs, including energy and wood costs, compared to last year. The second quarter performance of Rigesa, the Company’s Brazilian subsidiary, improved versus last year on higher selling prices, shipments and seasonal mix improvement, despite ongoing political and economic uncertainties in that country.

Papers

The Paper segment recorded an operating loss of $42 million, compared to a prior year loss of $45 million and a prior quarter loss of $16 million. Segment maintenance costs were $23 million above the prior quarter level as a result of annual scheduled maintenance at the segment’s five major paper mills and in line with the second quarter last year. During the quarter, coated paper prices and shipment levels were down from first quarter levels, reflecting continued weak market conditions. Manufacturing costs and costs related to wood availability declined from the level of the prior quarter. Paper segment sales were $489 million for the second quarter of 2003 compared to prior year second quarter sales of $535 million and first quarter sales of $512 million.

Compared to the prior year, market conditions have deteriorated, which was reflected in lower shipments for coated paper, carbonless paper and specialty paper. Higher costs for energy, wood and other raw materials offset the benefits of synergy savings.

Consumer and Office Products

In the Consumer and Office Products segment, operating profit for the quarter was $49 million compared to prior year operating profit of $43 million and a loss of $4 million in the seasonally weaker first quarter. Second quarter results were driven by retailers’ seasonal build for the back-to-school selling season. Strong back-to-school product names with retailers this year include Mead’s proprietary brand, Five Star®, and licensed products from Nike®, and Disney©, including Lizzie McGuire©, Finding Nemo©, Winnie-the-Pooh© and The Disney Princess Collection®. Segment sales were $303 million compared to prior year sales of $312 million as the segment exited certain businesses in 2002. First quarter 2003 sales were $168 million.

Specialty Chemicals

In the Specialty Chemicals segment, second quarter operating profit was $10 million, compared to prior year profit of $18 million and first quarter operating profit of $8 million. The decline in second quarter results from the prior year reflects weakness in some industrial markets, especially for tall oil-derived products that are used for printing inks, rubber and petroleum, and the effect of operating at less than normal production rates. Demand remained strong for carbon sales to the automotive market, particularly for sales of the new honeycomb activated carbon product. Despite tough economic conditions, asphalt sales were strong due to seasonality and the success of new product launches for the growing cold paving and micro-surfacing markets. Segment sales for the second quarter were $85 million, compared to prior year revenue of $93 million and first quarter revenue of $82 million.

Conference Call

MeadWestvaco will broadcast its second quarter analyst conference call today at 10:00 a.m. (EDT) with access available via the Internet and telephone. Investors may participate on the live conference by dialing 1 800 593 0644 (toll-free domestic) or 1 484 630 9957 international. Passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins.

About MeadWestvaco

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Five Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative® program. For more information, visit www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to continue to realize anticipated cost savings and to integrate successfully; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated statements of operations

In millions, except per share data (Unaudited)	Second Quarter Ended June 30,		Six-Months Ended June 30,
	2003	2002	2003	2002[1]
Net sales	$1,915	$1,919	$3,609	$3,326

Cost of sales	1,657	1,644	3,171	2,911
Selling, general and administrative expenses	229	219	439	403
Interest expense	73	81	150	149
Other (income) expense, net	(45)	(16)	(43)	(33)

Income (loss) from continuing operations before income taxes	1	(9)	(108)	(104)
Income taxes (benefit)	8	(4)	(29)	(43)

Loss from continuing operations	(7)	(5)	(79)	(61)
Discontinued operations[2]		(3)		(10)
Cumulative effect of accounting change[3]			(4)	(352)

Net loss	$(7)	$(8)	$(83)	$(423)

Loss per share, basic and diluted[4]:
Continuing operations	$(.04)	$(.03)	$(.40)	$(.34)
Discontinued operations[2]		(.01)		(.05)
Cumulative effect of accounting change[3]			(.02)	(1.91)

Net loss	$(.04)	$(.04)	$(.42)	$(2.30)

Shares used to compute net loss per share:
Basic and diluted	200.4	199.8	200.3	184.1

[1]	MeadWestvaco’s financial results for the six months ended June 30, 2002 include six months of operations for Westvaco Corporation and five months for The Mead Corporation.
[2]	Reflects disposition of the Mead domestic containerboard division in the third quarter of 2002.
[3]	On January 1, 2003, the company recorded a charge of $4 million net-of-tax for the cumulative effect of a change in accounting principle in connection with the adoption of SFAS 143. At the end of the second quarter of 2002, the company recorded a goodwill impairment charge of $352 million, which was reflected as a cumulative effect of a change in accounting principle as of January 1, 2002 in connection with the adoption of SFAS 142. This charge had no tax benefit as the related goodwill cannot be deducted for tax purposes.
[4]	Impact of dilutive shares not included for the quarter and six months ended June 30, 2003 and 2002, as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated balance sheets

In millions (Unaudited)	At June 30, 2003	At December 31, 2002
Assets
Cash and cash equivalents	$141	$372
Receivables, net	980	894
Inventories	1,196	1,002
Other current assets	163	163

Current assets	2,480	2,431

Plant and forestlands, net	7,703	7,834
Prepaid pension asset	988	970
Goodwill	745	743
Other assets	978	943

	$12,894	$12,921

Liabilities and shareholders’ equity
Current liabilities	$2,025	$1,620
Long-term debt	3,949	4,233
Deferred income taxes	1,740	1,757
Other long-term obligations	484	480
Shareholders’ equity	4,696	4,831

	$12,894	$12,921

Business segment information

In millions (Unaudited)	Second Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002[1]	2002
					Pro forma[3]
Sales
Packaging	$1,032	$965	$1,964	$1,736	$1,810
Paper	489	535	1,001	942	1,061
Consumer & Office Products	303	312	471	456	489
Specialty Chemicals	85	93	167	170	170
Corporate and other	54	63	87	98	100

Total	1,963	1,968	3,690	3,402	3,630
Intersegment eliminations	(48)	(49)	(81)	(76)	(82)

Consolidated totals	$1,915	$1,919	$3,609	$3,326	$3,548

Operating profit
Packaging	$91	$93	$140	$118	$125
Paper	(42)	(45)	(58)	(57)	(63)
Consumer & Office Products	49	43	45	45	46
Specialty Chemicals	10	18	18	31	31
Corporate and other[2]	(107)	(118)	(253)	(241)	(256)

Consolidated totals	$1	$(9)	$(108)	$(104)	$(117)

[1]	MeadWestvaco’s financial results for the six-months ended June 30, 2002 include six months of operations for Westvaco Corporation and five months for The Mead Corporation.
[2]	Corporate and other includes asset write-downs, restructuring and merger-related expenses, pension income, interest expense and gains on asset sales.
[3]	The unaudited pro forma information for the six-months ended June 30, 2002 reflects the results of continuing operations as if the business combination between Westvaco and Mead had been completed at the beginning of the period presented and includes adjustments for depreciation, depletion and amortization for the increase of Mead’s fixed and identified intangible assets to a fair market value basis. This selected unaudited pro forma combined financial information is included only for the purposes of illustration, and it does not necessarily indicate what the operating results would have been if the business combination between Westvaco and Mead had been completed at the beginning of the periods presented. Moreover, this information does not necessarily indicate what the future operating results of the company will be.

MeadWestvaco Corporation and consolidated subsidiary companies

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